EXHIBIT 99

This Form 4 is being filed by (i) Seidler Kutsenda Management Company, LLC ("SKMC"), (ii) Seidler Equity Partners III, L.P. ("SEP III"), (iii) SEP SWH Holdings GP, LLC ("SEP GP"), (iv) SEP SWH Holdings, L.P. ("SEP"), and (v) New SEP SWH Holdings, L.P. ("New SEP", and together with SKMC, SEP III, SEP GP, and SEP, the "Reporting Persons").

Prior to the distribution reported on this Form 4, SEP and New SEP each held of record shares of the Issuer's common stock. SEP GP is the general partner of both SEP and New SEP, SEP IIII is the sole member of SEP GP, and SKMC is the investment manager of SEP III. SEP GP, SEP III and SKMC were deemed to have beneficial ownership over all shares held by SEP and New SEP.

Each of SEP and New SEP conducted a pro rata distribution to its limited partners of all shares of the Issuer's common stock owned by it. After the distributions, neither SEP nor NEW SEP hold any shares of the Issuer's common stock and neither are deemed to beneficially own any shares of the Issuer's common stock. SEP GP is also no longer deemed to have beneficial ownership over any shares of the Issuer's common stock after the distributions by SEP and New SEP. The amount of securities reported as beneficially owned after the distribution represents the shares of the Issuer's common stock held of record by SEP III, which SEP III received as a limited partner of each of SEP and New SEP.

SKMC, as the investment manager of SEP III, has ultimate voting and dispositive power over all of the shares owned by SEP III. SKMC's Investment Committee makes all voting, investment and disposition decisions on behalf of SKMC. That committee is comprised of Peter Seidler, Robert Seidler and Eric Kutsenda. None of these individuals individually exercises control over SKMC, and therefore, each of them disclaims beneficial ownership over the shares owned by SEP III, except to the extent of their respective indirect pecuniary interests, if any, in those shares. SKMC and SEP III are 10% or more beneficial owners of the Issuer's common stock. The Reporting Persons also may be deemed a director as they have a representative serving on the Issuer's board of directors. Christopher Eastland currently serves as a representative of the Reporting Persons on the Issuer's board of directors. SKMC may be deemed, pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended to beneficially own the Issuer's common stock reported herein and held by SEP III and SKMC disclaims beneficial ownership of the shares of the Issuer's common stock reported herein, except to the extent of its indirect pecuniary interests therein, if any, in those shares.